PROSPECTUS SUPPLEMENT
   (To Prospectus Dated September 19, 1997)

                                  29,399 Shares

                                    SUPERIOR

                                  Common Stock

             This Prospectus Supplement pertains to the offer and sale of up to 29,399 shares of Common Stock, par value $0.01 per share (the "Common Stock"), of Superior Services, Inc. (the "Company") by or for the account of Thomas J. Wilson and Terry L. Wilson ("Selling Shareholders").

             This Prospectus Supplement does not contain complete information regarding the offering of Common Stock by the Selling Shareholders and should be read only in conjunction with the Prospectus annexed hereto.

             The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Shareholders.

             See "Risk Factors" commencing on page 3 of the Prospectus for a discussion of certain factors that should be considered by investors in evaluating an investment in the Common Stock offered hereby.
                            ________________________

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ________________________

             The Common Stock may be offered from time to time in negotiated transactions or otherwise at market prices prevailing at the time of each sale, subject to the right to reject any order in whole or in part.

                           Information with Respect to
                              Selling Shareholders

                               Number of                        Number of
                                Shares                           Shares
                            of Common Stock                    of Common
                                 Owned                         Stock to be
                                Prior to        Number of      Owned After
             Name              Offering       Shares Offered     Offering

       Thomas J. Wilson and     29,399 1         29,399            0
       Terry L. Wilson1
   _________________________________

            1     The Selling Shareholders acquired his shares of Common
   Stock from the Company on February 2, 1998 as additional consideration for the Selling Shareholder's ownership interest in Wilson Refuse, Inc. The acquisition of the assets and business of Wilson Refuse, Inc. was originally completed on October 15, 1996.

            The date of this Prospectus Supplement is April 7, 1998.